Exhibit 99.1

For Avaya

Lynn Newman

908-953-8692 (office)

908-672-1321 (mobile)

lynnnewman@avaya.com

For Silver Lake:	For TPG Capital
Matt Benson/Victoria Hofstad	Kristin Celauro
Sard Verbinnen & Co	Owen Blicksilver PR, Inc.
415-618-8750/212-687-8080	732-433-5200

FOR IMMEDIATE RELEASE: Friday, October 26, 2007

SILVER LAKE AND TPG CAPITAL COMPLETE ACQUISITION OF AVAYA

BASKING RIDGE, NJ – October 26, 2007 – Avaya Inc., Silver Lake and TPG Capital today announced that Silver Lake and TPG Capital have completed the acquisition of Avaya in a transaction valued at approximately $8.3 billion.

“Today marks the beginning of an exciting new era for Avaya,” said Lou D’Ambrosio, president and CEO, Avaya. “As a private company, working with Silver Lake and TPG, we have an unprecedented opportunity to accelerate our strategy, act boldly in the marketplace, and serve our customers with even greater innovation and responsiveness.”

Under the terms of the merger agreement, which was adopted by Avaya’s stockholders at a special meeting held on September 28, 2007, Avaya stockholders are entitled to receive $17.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger. Avaya common stock ceased trading on the NYSE before the commencement of trading on October 26, 2007 and will be delisted from the NYSE.

Stockholders of record as of the effective time of the merger who have stock certificates will receive a letter of transmittal and instructions on how to surrender their shares of Avaya common stock to receive the merger consideration. These certificated stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

Stockholders of record as of the effective time of the merger whose shares are uncertificated and stockholders who hold shares through a bank or broker do not need to take any action for their shares to be converted into cash because the conversion will be handled automatically by Avaya’s transfer agent or their bank or broker, respectively.

Credit-Suisse acted as the financial advisor to Avaya in connection to the merger and Weil, Gotshal & Manges LLP acted as legal counsel to Avaya. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Avaya’s Board of Directors. Citi and Morgan Stanley acted as financial advisors to Silver Lake and TPG. Ropes & Gray LLP acted as legal counsel to Silver Lake and TPG.

About Avaya

Avaya delivers Intelligent Communications solutions that help companies transform their businesses to achieve marketplace advantage. More than 1 million businesses worldwide, including more than 90 percent of the FORTUNE 500 ®, use Avaya solutions for IP Telephony, Unified Communications, Contact Centers and Communications-Enabled Business Processes. Avaya Global Services provides comprehensive service and support for companies, small to large. For more information visit the Avaya Web site: http://www.avaya.com.

About Silver Lake

Silver Lake is the leading investment firm focused on large scale investments in technology, technology-enabled, and related growth industries. Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. Its portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Business Objects, Flextronics, Gartner, Instinet, IPC Systems, MCI, NASDAQ, Network General, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992, with more than $35 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Minneapolis, Fort Worth, Melbourne, Menlo Park, Moscow, Mumbai, Beijing, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital’s investments span a variety of industries including technology, financial services, retail/consumer, media and communications, travel, healthcare and industrials. Among TPG Capital’s significant investments in telecommunications and technology are Eutelsat Communications, Freescale Semiconductor, Intergraph, Japan Telecom, Lenovo Group, MEMC Electronic Materials, ON Semiconductor Sabre Holdings, Seagate Technology, SunGard Data Systems and TIM Hellas. Please visit www.tpg.com.

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